Exhibit 99.2

Press Release

Adaptec Announces Pricing of Private Offering of Convertible Senior Subordinated Notes

MILPITAS, Calif., December 17, 2003 - Adaptec, Inc. (Nasdaq: ADPT) today announced the pricing of a private offering of $200 million aggregate principal amount of its 3/4% Convertible Senior Subordinated Notes due 2023. This amount is an increase over the $150 million aggregate principal amount previously announced. In addition, Adaptec has granted the initial purchasers a 30-day option to purchase up to $25 million aggregate principal amount of additional notes.

The notes are convertible into Adaptec’s common stock, under certain circumstances, at an initial conversion rate of approximately 85.44 shares per $1,000 principal amount of notes, subject to adjustment. At the initial conversion rate, the notes will be convertible into common stock at a conversion price of approximately $11.70 per share. This represents a 40 percent premium based on the last reported sale price of Adaptec’s common stock on the Nasdaq National Market on December 16, 2003 of $8.36. The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The offering is expected to close on December 22, 2003.

Adaptec intends to use the net proceeds to:

•      purchase approximately $125 million aggregate principal amount of its outstanding 3% Convertible Subordinated Notes due 2007;

•      enter into separate convertible bond hedge and warrant transactions with an affiliate of one of the initial purchasers. The convertible bond hedge is designed to offset dilution from conversion of the notes. The warrant entitles the holder to acquire shares of our common stock at a price in excess of the conversion price of our existing 3% Convertible Subordinated Notes due 2007; and

•      purchase U.S. government securities to be pledged to the trustee under the indenture as security for the first ten scheduled interest payments under the notes.

The remaining net proceeds will be used for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

Information in this release about this offering includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties. Actual events could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with our business and general economic conditions. These and other factors are risks associated with our business that may affect our operating results are discussed in the section titled “Risk Factors” included in our Form 10-Q for the quarter ended September 30, 2003, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update this information or the Risk Factors included in its Form 10-Q for the quarter ended September 30, 2003.

About Adaptec

Adaptec Inc. (NASDAQ:ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member.

Editorial Contact

Caroline Yu Adaptec, Inc. t: 408-957-2324 e: caroline_yu@adaptec.com